FIRST AMENDED CLASS ACTION SETTLEMENT AGREEMENT
This First Amended Class Action Settlement Agreement (“Agreement”) is made by and between plaintiffs Brenda Price and Justin Price (“Plaintiffs”) and defendant Mistras Group, Inc. (“Defendant”). Plaintiffs and Defendant collectively are referred to in this Agreement as the “Parties.”
I.DEFINITIONS
In addition to other terms defined in this Agreement, the terms below have the following meaning in this Agreement:
1.“Actions” means the Class Action that was filed in California state court and any amendments thereto, which is captioned Price, et al. v. Mistras Group, Inc., et al, Case No. 20STCV22485, pending in Superior Court of the State of California, County of Los Angeles and the PAGA Action that was filed in California state court and any amendments thereto, which is captioned Price, et al. v. Mistras Group, Inc., et al., Case No. 20LBCV00408, pending in Superior Court of the State of California, County of Los Angeles.
2.“Aggrieved Employees” means all individuals who are or previously were employed by Defendant Mistras Group, Inc. in California and who were classified as non-exempt employees at any time during the PAGA Period.
3.“Class” means all individuals who are or previously were employed by Defendant Mistras Group, Inc. in California and who were classified as non-exempt employees at any time during the Class Period.
4.“Class Counsel” means Norman B. Blumenthal, Kyle R. Nordrehaug, and Aparajit Bhowmik of Blumenthal Nordrehaug Bhowmik De Blouw LLP.
5.“Class Counsel Fees Payment” and “Class Counsel Litigation Expenses Payment” mean the amounts to be paid to Class Counsel for fees and expenses, respectively, as approved by the Court, to compensate Class Counsel for their legal work in connection with the Actions, including their pre-filing investigation, their filing of the Actions, all related litigation activities, all Settlement work, all post-Settlement compliance procedures, and related litigation expenses billed in connection with the Actions.
6.“Class Data” means, for each Class Member, his or her name; last-known mailing address; Social Security number; his or her employee identification number; his or her email address (if known); and his or her dates of employment or weeks worked during the Class Period as a Class Member and pay periods worked during the PAGA Period. The workweeks allotted to the Class Members will exclude workweeks through February 17, 2017 for any Class Members who were also members of California settlement class of Viceral and Krueger, et al. v. Mistras Group, Inc., et al., N.D. Cal. Case No. 3-15-cv-02198-EMC (“Viceral”).
7.“Class Member” is a member of the Class.
8.“Class Notice” means the Notice of Proposed Settlement of Class Action and Hearing Date for Final Court Approval substantively in the form attached hereto as Exhibit A to this Agreement and incorporated by reference into this Agreement.
9.“Class Notice Packet” means the Class Notice to be provided to the Class Members by the Settlement Administrator in the form set forth as Exhibit A to this Agreement (other than formatting changes to facilitate printing by the Settlement Administrator).
10.“Class Period” means the period of time from June 10, 2016 through July 31, 2021, with the exception of any Class members who were part of the California settlement class of Viceral and Krueger, et al. v. Mistras Group, Inc., et al., N.D. Cal. Case No. 3:15-cv-02198-EMC (“Viceral”) whose Class Period is limited to February 18, 2017 through July 31, 2021.
11.“Class Representative Service Payment” means the service payment made to each of the Plaintiffs in their capacity as Class Representative in order to compensate them for initiating the Actions, performing work in support of the Actions, undertaking the risk of liability for Defendant’s expenses in the event Plaintiffs were unsuccessful in the prosecution of the Actions, and for the general release of all claims by the Plaintiffs.
12.“Court” means the Superior Court of California, County of Los Angeles.
13.“Defendant” means Mistras Group, Inc.
14.“Defendant’s Counsel” means Christina T. Tellado, and Samuel J. Stone of Holland & Knight LLP.
15.“Effective Date” means the date by which all of the following have occurred:
1.This Agreement is approved by the Court; and
2.The Judgment becomes Final as defined in Section I(Q) of this Agreement.
16.“Election Not to Participate in Settlement” means the written request by a Class Member to exclude himself or herself from the Settlement submitted in accordance with the instructions in the Class Notice.
17.“Final” means the last of the following dates, as applicable:
1.If no objection to the Settlement is made, the date the Judgment is entered.
2.If an objection to the Settlement is made and Judgment is entered, but no appeal is filed, the last date on which a notice of appeal from the Judgment may be filed and none is filed.
3.If Judgment is entered and a timely appeal from the Judgment is filed, the date the Judgment is affirmed and is no longer subject to appeal.
18.“Final Approval Hearing” means the hearing to be conducted by the Court to determine whether to approve finally and implement the terms of this Agreement and enter the Judgment.

19.“Gross Settlement Amount” means Two Million Three Hundred Thousand Dollars ($2,300,000) to be paid by Defendant as provided by this Agreement. This Gross Settlement Amount is an all-in amount without any reversion to Defendant and shall be inclusive of all payments of Settlement Shares to the Participating Class Members, Settlement Administration Expenses, Class Counsel Fees Payment, Class Counsel Litigation Expenses Payment, Class Representative Service Payments, and the PAGA Payment, and excluding any employer payroll taxes, if any, due on the portion of the Settlement Shares allocated to wages which shall not be paid from the Gross Settlement and shall be the separate additional obligation of Defendant. The Gross Settlement Amount is all in with no reversion to Defendant and shall be paid without the need to submit a claim form.
20.“Judgment” means the Final Approval Order and Judgment entered by the Court substantially in the forms attached hereto as Exhibit C to this Agreement and incorporated by reference into this Agreement.
21.“Net Settlement Amount” means the Gross Settlement Amount less the Court-approved amounts for the Class Representative Service Payments, the Class Counsel Fees Payment, Class Counsel Litigation Expenses Payment, the PAGA Payment, and the Settlement Administration Expenses.
22.“Non-Participating Class Member” means a Class Member who submits a valid and timely Election Not to Participate in Settlement.
23.“PAGA Period” means the period of time from June 1, 2019 through July 31, 2021.
24.“Participating Class Member” means a Class Member who does not submit a valid and timely Election Not to Participate in Settlement.
25.“Preliminary Approval of the Settlement” means the Court’s Order Granting Preliminary Approval of the Settlement substantially in the form attached hereto as Exhibit B to this Agreement and incorporated by this reference herein.
26.“Qualifying Workweeks” means the total number of calendar weeks that each member of the Class was employed by Defendant in California as a non-exempt employee during the Class Period.
27.“Released Parties” collectively mean: Defendant, Defendant’s past and present corporate affiliates, subsidiaries, divisions, related entities, divested businesses and business units, and the board members, officers, employees, agents, representatives, insurers and attorneys of any of the same.
28.“Settlement” means the disposition of the Actions and all related claims effectuated by this Agreement.
29.“Settlement Administrator” means the third party settlement administrator proposed by the Parties, as approved by the Court.
30.“Settlement Share” means each Participating Class Member’s share of the Net Settlement Amount as provided by this Agreement.

II.RECITALS
31.On June 10, 2020, plaintiff Justin Price filed a Complaint against Defendant in the Superior Court of the State of California, County of Los Angeles (“Class Action”). Plaintiff Justin Price asserted claims that Defendant:
a)Violated California Business and Professions Code § 17200 et seq.;
b)Failed to Pay Minimum Wages in Violation of Cal. Lab. Code §§ 1194, 1197 & 1197.1’
c)Failed to pay overtime wages in violation of California Labor Code § 510, et seq.;
d)Failed to provide required meal periods in violation of California Labor Code §§ 226.7 & 512 and the applicable IWC Wage Order;
e)Failed to provide required rest periods in violation of California Labor Code §§ 226.7 & 512 and the applicable IWC Wage Order;
f)Failed to provide accurate itemized wage statements in violation of California Labor Code § 226;
g)Failed to reimburse employees for required expenses in violation of California Labor Code § 2802; and,
h)Failed to provide wages when due in violation of California Labor Code §§ 201, 202 and 203.
32.On September 18, 2020, plaintiff Justin Price filed a Complaint against Defendant in the Superior Court of the State of California, County of Los Angeles (“PAGA Action”). Plaintiff Justin Price asserted a single cause of action seeking Civil Penalties Pursuant to Labor Code § 2699, et seq. for violations of Labor Code §§ 201, 202, 203, 204 et seq., 210, 226(a), 226.7, 351, 510, 512, 558(a)(1)(2), 1194, 1197, 1197.1, 1198, 2802, California Code of Regulations, Title 8, Section 11040, Subdivision 5(A)-(B).
33.On September 24, 2020, plaintiff Justin Price filed a First Amended Complaint in the PAGA Action
34.On March 15, 2021, Plaintiffs filed a First Amended Complaint in the Class Action adding plaintiff Brenda Price.
35.On February 16, 2021, the Parties participated in an all-day mediation presided over by Jeffrey Krivis, a respected mediator of wage and hour representative and class actions. Following the mediation, each side, represented by its respective counsel, were able to agree to settle the Actions based upon a mediator’s proposal which was memorialized in the form of a Memorandum of Understanding. This Agreement replaces and supersedes the Memorandum of Understanding and any other agreements, understandings, or representations between the Parties.
36.This Agreement represents a compromise and settlement of highly disputed claims. Nothing in this Agreement is intended or will be construed as an admission by Defendant that the claims in the Actions of Plaintiffs or the Class have merit or that Defendant bears any liability to Plaintiffs or the Class on those claims or any other claims, or as an admission by Plaintiffs that Defendant’s defenses in the Actions have merit. The Parties agree to certification of the Class for purposes of this Settlement only. If for any reason the settlement does not become effective, Defendant reserves the right to contest certification of any class for any reason and reserves all available defenses to the claims in the Actions.
Based on these Recitals that are a part of this Agreement, the Parties agree as follows:
III.SETTLEMENT TERMS AND CONDITIONS
37.Consolidation of Actions. Upon the execution of this Agreement, the Parties hereto by and through their counsel are authorized to stipulate to and obtain an order for the consolidation of both complaints filed in the Actions into one complaint in the first filed Class Action.
38.Gross Settlement Amount. Subject to the terms and conditions of this Agreement, the Gross Settlement Amount that Defendant will pay under this Settlement is Two Million Three Hundred Thousand Dollars ($2,300,000). This amount is all-inclusive of all payments contemplated in this resolution, excluding any employer-side payroll taxes on the portion of the Settlement Shares allocated to wages which shall be separately paid by Defendant to the Settlement Administrator. All of the Gross Settlement Amount will be disbursed pursuant to this Agreement without the need to submit a claim form and none of the Gross Settlement Amount will revert to Defendant.
39.Payments from the Gross Settlement Amount. Subject to the terms and conditions of this Agreement, the Settlement Administrator will make the following payments out of the Gross Settlement Amount:
a)To Plaintiffs: In addition to the Settlement Shares to be paid to Plaintiffs, Plaintiffs will apply to the Court for an award of not more than $10,000 each as Class Representative Service Payments, which is combined total of $20,000 in Class Representative Service Payments. Defendant will not oppose Class Representative Service Payments of no more than $10,000 for each of the Plaintiffs. The Settlement Administrator will pay the Class Representative Service Payments approved by the Court out of the Gross Settlement Amount. If the Court approves a Class Representative Service Payments of less than $10,000, for each of the Plaintiffs, the remainder will be retained in the Net Settlement Amount for distribution to Participating Class Members. Payroll tax withholding and deductions will not be taken from the Class Representative Service Payments and instead a Form 1099 will be issued to each of the Plaintiffs with respect to the payments who will assume full responsibility and liability for the taxes due on their Class Representative Service Payments.
b)To Class Counsel: Class Counsel will apply to the Court for an award of not more than One-Third of the Gross Settlement Amount, which is presently $766,666, as their Class Counsel Fees Payment and an amount not more than $30,000 for all expenses incurred as documented in Class Counsel’s billing records as their Class Counsel Litigation Expenses Payment. Defendant will not oppose their request for a Class Counsel

Fees Payment and Class Counsel Litigation Expenses Payment consistent with this Agreement and approved by the Court. The Settlement Administrator will pay the amounts approved by the Court out of the Gross Settlement Amount. If the Court approves a Class Counsel Fees Payment or a Class Counsel Litigation Expenses Payment of less than these amounts, which are presently $766,666, and $30,000 respectively, the remainder will be retained in the Net Settlement Amount for distribution to Participating Class Members. Payroll tax withholding and deductions, if any, will not be taken from the Class Counsel Fees Payment and Class Counsel Litigation Expenses Payment and instead one or more Forms 1099 will be issued to Class Counsel with respect to those payments. The payment of the Class Counsel Fees Payment and Class Counsel Litigation Expenses Payment shall be made to Class Counsel.
c)The PAGA Payment. The Parties will seek approval from the Court for the PAGA Payment of $50,000 out of the Gross Settlement Amount, which shall be allocated 75% ($37,500) to the LWDA as the LWDA’s share of the settlement of civil penalties paid under this Agreement pursuant to the PAGA and 25% ($12,500) will be distributed to the Aggrieved Employees based on their respective pay periods by dividing the 25% of the PAGA Payment by the number of pay periods for all Aggrieved Employees worked during the PAGA Period to determine a dollar amount per pay period (“PAGA Rate”) and multiplying the pay periods for each individual Aggrieved Employee by the PAGA Rate to calculate their share of the PAGA Payment. If the Court approves a PAGA Payment of less than $50,000, the remainder will be retained in the Net Settlement Amount for distribution to Participating Class Members. All Aggrieved Employees will be sent their share of the PAGA Payment and will be subject to the release of the Released PAGA Claims as set forth below, whether or not they opt out of the Settlement. One hundred percent (100%) of the PAGA Payment is in settlement of claims for penalties and not be subject to wage withholdings, and shall be reported on IRS Form 1099.
d)To the Settlement Administrator. The Settlement Administrator will pay out of the Gross Settlement Amount to itself its reasonable fees and expenses that are documented and approved by the Court in an amount not to exceed $20,000 (“Settlement Administration Expenses”). To the extent the Settlement Administration Expenses that are documented and approved by the Court are less than $20,000, the remainder will be retained in the Net Settlement Amount for distribution to Participating Class Members.
40.Payments From the Net Settlement Amount. The Net Settlement Amount shall include the following payments after the deductions have been made from the Gross Settlement Amount as described in this Agreement. The Net Settlement Amount shall include the following:
a)Settlement Share. Subject to the terms and conditions of this Agreement, the Settlement Administrator will pay a Settlement Share from the Net Settlement Amount to each Participating Class Member. The submission of a claim form is not required to be paid.

b)Calculation. Each Participating Class Member will be entitled, provisionally, to a share or shares of the Net Settlement Amount. The Settlement Share for each Participating Class Member will be calculated as follows: (i) Defendant shall provide the Settlement Administrator with the Class Data; (ii) the Settlement Administrator shall then divide the Net Settlement Amount by the total number of Qualifying Workweeks for all the Participating Class Members to determine a dollar amount per week (“Weekly Rate”); and (iii) the Settlement Administrator shall then take the number of Qualifying Workweeks worked by each Participating Class Member and multiply it by the Weekly Rate to calculate their Settlement Share.
c)Withholding.
a.Subject to approval by the Court, One-Third of each Participating Class Member’s Settlement Share is in settlement of wage claims (the “Wage Portion”). Accordingly, the Wage Portion is subject to wage withholdings, and shall be reported on IRS Form W-2 and shall be paid for from the Gross Settlement Amount. The Settlement Administrator shall be responsible for remitting to the tax authorities employees’ and employer’s share of all payroll taxes on the Wage Portion.
b.Subject to approval by the Court, Two-Thirds of each Participating Class Member’s Settlement Share is in settlement of claims for interest and penalties allegedly due to employees (collectively the “Non-Wage Portion”). The Non-Wage Portion shall not be subject to wage withholdings, and shall be reported on IRS Form 1099.
d)Effect of Non-Participating Class Members. Non-Participating Class Members will receive no Settlement Share, and their Election Not to Participate in Settlement will reduce neither the Gross Settlement Amount nor the Net Settlement Amount. Their respective Settlement Shares will remain a part of the Net Settlement Amount for distribution to Participating Class Members on a pro rata basis relative to their Settlement Shares.
e)Class Size Modification. Defendant has represented that based on data available at the time of mediation, the Class consists of an estimated total of 1,136 Class Members who worked 125,357 workweeks between June 10, 2016 and April 23, 2021. In regard hereto, Defendant will provide a declaration under oath confirming the number of Class Members and workweeks they worked prior to the filing of the Motion for Preliminary Approval. The Gross Settlement Amount will increase proportionally with added workweeks through July 31, 2021 and if the number is more than 10% of the workweeks estimate stated herein, i.e., exceeds 137,892 workweeks, subject to Defendant’s right, but not the obligation, to revoke this Agreement in lieu of an increase to the Gross Settlement Amount. The estimated Class Members and applicable workweeks exclude workweeks through February 17, 2017 for Class Members who were members of California settlement class in Viceral.

41.Appointment of Settlement Administrator. After obtaining a quote from mutually acceptable and qualified settlement administrators, the Parties have mutually agreed to ask the Court to appoint Simpluris as the qualified administrator, to serve as the Settlement Administrator, which, as a condition of appointment, will agree to be bound by this Agreement with respect to the performance of its duties and its compensation. The Settlement Administrator’s duties will include preparing, printing, and mailing the Class Notice Packet to all Class Members; conducting a National Change of Address search to update Class Member addresses before mailing the Class Notice Packets; re-mailing Class Notice Packets that are returned to the Class Member’s new address; setting up a toll-free telephone number to receive calls from Class Members; receiving and reviewing for validity completed Elections Not to Participate in Settlement; providing the Parties with weekly status reports about the delivery of Class Notice Packets and receipt of completed Elections Not to Participate in Settlement; calculating Settlement Shares; issuing the checks to effectuate the payments due under the Settlement; issuing the tax reports required under this Settlement; and otherwise administering the Settlement pursuant to this Agreement. The Settlement Administrator will have the authority to resolve all disputes concerning the calculation of a Participating Class Member’s Settlement Share, subject to the dollar limitations and calculations set forth in this Agreement. The Settlement Administration Expenses, including the cost of printing and mailing the Class Notice Packet, will be paid out of the Gross Settlement Amount.
The Settlement Administrator shall have its own Employer Identification Number under Internal Revenue Service Form W-9 and shall use its own Employer Identification Number in calculating payroll withholdings for taxes and shall transmit the required employers’ and employees’ share of the withholdings to the appropriate state and federal tax authorities. The Settlement Administrator shall establish a settlement fund that meets the requirements of a Qualified Settlement Fund (“QSF”) under US Treasury Regulation section 468B-1.
42.Procedure for Approving Settlement.
a)Motion for Preliminary Approval of Settlement by the Court.
a.After Execution of this Settlement Agreement, Plaintiffs will file a Preliminary Approval Motion with the Court for an order giving Preliminary Approval of the Settlement, setting a date for the Final Approval Hearing, and approving the Class Notice (the “Motion for Preliminary Approval”). Any disagreement among the Parties concerning the Class Notice, the proposed orders, or other documents necessary to implement the Settlement will be referred to the mediator for resolution.
b.Class Counsel shall submit this Agreement and the motion for preliminary approval to the LWDA at the same time as they are submitted to the Court, as required by PAGA.
c.At the hearing on the Motion for Preliminary Approval, the Parties will jointly appear, support the granting of the motion, and submit an Order Granting Preliminary Approval of the Settlement substantially in the form evidenced by Exhibit B to this Agreement and incorporated by reference into this Agreement.

d.Should the Court decline to preliminarily approve material aspects of the Settlement (including but not limited to the scope of release to be granted by Participating Class Members or the binding effect of the Settlement on Participating Class Members), the Parties shall work together in good faith to address any concerns raised by the Court and propose a revised Settlement for the Court’s approval.
b)Notice to Class Members. After the Court enters an Order Granting Preliminary Approval of the Settlement, every Class Member will be sent the Class Notice Packet (which will include the Class Notice completed to reflect the Order Granting Preliminary Approval of the Settlement and showing the Class Member’s Settlement Share) as follows:
a.No later than 14 days after the Court enters an Order Granting Preliminary Approval of the Settlement, Defendant will provide to the Settlement Administrator an electronic database containing each Class Member’s Class Data. If any or all of the Class Data is unavailable to Defendant, Defendant will so inform Class Counsel and the Parties will meet and confer to reach a resolution concerning the method to use to reconstruct or otherwise agree upon the Class Data prior to when it must be submitted to the Settlement Administrator. This information will otherwise remain confidential and will not be disclosed to anyone, except as required to applicable taxing authorities, in order to carry out the reasonable efforts described in section III.F.2.c., or pursuant to Defendant’s express written authorization or by order of the Court. All Class Data will be used for settlement notification and settlement administration and shall not be used for any other purpose by Class Counsel. This provision shall not be construed to impede Class Counsel’s ability to discharge their fiduciary duties to the Class, and if additional disclosures are necessary, Class Counsel will obtain written authorization of Defendant and/or an order from the Court.
b.The Settlement Administrator shall update the Class Data using the National Change of Address database prior to mailing the Class Notice Packets. Using best efforts to mail it as soon as possible, and in no event later than 14 days after receiving the Class Data, the Settlement Administrator will mail the Class Notice Packets to all Class Members via first-class regular U.S. Mail using the mailing address information provided by Defendant, unless modified by any updated address information that the Settlement Administrator obtains in the course of administration of the Settlement. The Class Notice, and any email containing the re-mailed Class Notice, shall include a Spanish translation.
c.If a Class Notice Packet is returned because of an incorrect address, the Settlement Administrator will promptly search for a more current address for the Class Member and re-mail the Class Notice Packet to the Class Member no later than seven (7) business days after the receipt of the undelivered Class Notice. The Settlement Administrator will also email a copy of the re-mailed

Class Notice to the Class Member if there is an available email address in the Class Data. The Settlement Administrator will use the Class Data and otherwise work with Defendant to find a more current address. The Settlement Administrator will be responsible for taking reasonable steps, consistent with its agreed-upon job parameters, Court orders, and fee, as agreed to with Class Counsel and according to the following deadlines, to trace the mailing address of any Class Member for whom a Class Notice Packet is returned by the U.S. Postal Service as undeliverable. These reasonable steps shall include, at a minimum, the tracking of all undelivered mail; performing address searches for all mail returned without a forwarding address using available email addresses, phone numbers, social security numbers, credit reports, LinkedIn, and Facebook; and promptly re-mailing to Class Members for whom new addresses are found. If the Class Notice Packet is re-mailed, the response date for written objections, disputes and opt-outs will be extended an additional 15 days, this extended response date will be set forth in the re-mailed Class Notice, and the Settlement Administrator will note for its own records and notify Class Counsel and Defendant’s Counsel of the date and address of each such re-mailing as part of a weekly status report provided to the Parties.
d.As part of its weekly status report, the Settlement Administrator will inform Class Counsel and Defendant’s Counsel of the number of Elections Not to Participate in Settlement it receives (including the numbers of valid and deficient), and number of objections received.
e.Not later than 10 days before the date by which the Plaintiffs file the motion for final approval of the Settlement, the Settlement Administrator will provide the Parties for filing with the Court a declaration of due diligence setting forth its compliance with its obligations under this Agreement and detailing the Elections Not to Participate in Settlement it received (including the numbers of valid and deficient Elections) and objections received. Prior to the Final Approval Hearing, the Settlement Administrator will supplement its declaration of due diligence if any material changes occur from the date of the filing of its prior declaration.
c)Objections to Settlement; Disputes as to Workweeks allocated to Class Members; Elections Not to Participate in Settlement. Participating Class Members may submit objections to the Settlement and/or objections to the Class Counsel Fees Payment and/or Class Counsel Litigation Expenses Payment. Class Members may also submit disputes as to workweeks allocated to them and Elections Not to Participate in Settlement pursuant to the following procedures:
a.Objections to Settlement. The Class Notice will provide that only Participating Class Members who wish to object to the Settlement, Class Counsel Fees Payment, Class Counsel Litigation Expenses Payment, and/or the Class Representative Service Payments may object to the proposed Settlement, either in writing or orally at the Final Approval Hearing. Objections in writing must be submitted to the Settlement Administrator, postmarked not later than sixty (60) calendar days after the Settlement Administrator mails the Class Notice Packets. Written objections must set forth the grounds for the objection(s) and comply with the instructions in the Class Notice. If a Class Notice Packet is re-mailed, the response date for written objections will be extended an additional 15 days. Written objections may also be faxed or emailed to the Settlement Administrator as indicated in the Class Notice. Alternatively, Class Members shall be entitled to be heard at the Final Approval Hearing (whether individually or through separate counsel) to orally object to the Settlement, Class Counsel Fees Payment, Class Counsel Litigation Expenses Payment, and/or the Class Representative Service Payments. Non-Participating Class Members shall have no ability to comment on or object to the Settlement.
b.Disputes as to Workweeks. Each Class Member shall also have sixty (60) calendar days after the Settlement Administrator mails the Class Notice Packets in which to dispute the workweeks the Class Notice allocates to them during the Class Period. A dispute may also be faxed or emailed to the Settlement Administrator as indicated in the Class Notice. Any notice of dispute shall be directed to the Settlement Administrator. Any dispute as to this allocation shall be resolved by the Settlement Administrator, with input and assistance from Defendant’s Counsel, where applicable. If a Class Notice Packet is re-mailed, the response date for disputes will be extended an additional 15 days.
c.Election Not to Participate in Settlement. The Class Notice also will provide that Class Members who wish to exclude themselves from the Settlement must mail to the Settlement Administrator postmarked not later than sixty (60) calendar days after the Settlement Administrator mails the Class Notice Packets, a signed Election Not to Participate in Settlement. If a Class Notice Packet is re-mailed, the response date for opt-outs will be extended an additional 15 days. To be valid, an Election Not to Participate in Settlement must be timely and must comply with the instructions in the Class Notice. An Election Not to Participate may also be faxed or emailed to the Settlement Administrator as indicated in the Class Notice If a question is raised about the authenticity of a signed Election Not to Participate in Settlement, the Settlement Administrator will have the right to demand additional proof of the Class Member’s identity. A Non-Participating Class Member will not participate in or be bound by the Settlement and the Judgment, except that an Aggrieved Employee will still be paid their allocation of the PAGA Payment and will remain bound by the release of the Released PAGA Claims regardless of their request for exclusion. Defendant will remain free to contest any claim brought by any Class Member that would have been barred by this Agreement, and nothing in this Agreement will constitute or be construed as a waiver of any defense Defendant has or could assert against such a claim. A Class Member who does not complete and mail a timely Election Not to Participate in Settlement in the manner and by the deadline specified above and in the Class Notice will automatically become a Participating Class Member and will be bound by all terms and conditions of the Settlement, including the Released Class Claims by the Class, if the Settlement is approved by the Court, and by the Judgment, regardless of whether he or she has objected to the Settlement. Persons who submit an Election Not to Participate in Settlement shall not be permitted to file objections to the Settlement or appear at the Final Approval Hearing to voice any objections to the Settlement.
All Participating Class Members who do not submit a valid and timely Election Not to Participate in Settlement will receive a Settlement Share, without the need to file a claim form, and will be bound by all of the terms of the Settlement, including without limitation, the release of the Released Class Claims by the Participating Class Members set forth in this Agreement.
Plaintiffs waive their right to request exclusion from the Settlement and may not do so.
d.Report. Not later than ten (10) calendar days after the deadline for submission of Elections Not to Participate in Settlement, the Settlement Administration will provide Class Counsel and Defendant’s Counsel with a complete and accurate list of all Participating Class Members and all Non-Participating Class Members.
d)Right of Defendant to Reject Settlement. If the number of Class Members who timely submit valid Elections Not to Participate in Settlement exceeds ten percent (10%) of the Class, Defendant, at its sole discretion, shall have the right but not the obligation to revoke the Settlement. Defendant shall exercise its revocation rights, if at all, within seven (7) days of receipt the list Participating Class Members and all Non-Participating Class Members provided for under Section III(F)(3)(d) of this Agreement. If Defendant exercises its revocation rights, the Parties will have no further obligations under the Settlement, including any obligation by Defendant to pay the Gross Settlement Amount, or any amounts that otherwise would have been owed under this Agreement, except that Settlement Administration Expenses as of the date that Defendant exercises the right to void the Settlement pursuant to this Paragraph will be paid by Defendant.
e)Additional Briefing and Final Approval.
a.Unless otherwise ordered by the Court, Class Counsel will file with the Court their motion for the Class Counsel Fees Payment, Class Counsel Litigation Expenses Payment and Class Representative Service Payments no later than the date Plaintiffs file the Motion for Final Approval, and the application will be scheduled to be heard by the Court at the Final Approval Hearing.

b.Not later than sixteen (16) court days before the Final Approval Hearing, the Plaintiffs will file with the Court a motion for final approval of the Settlement, the PAGA Payment, and payment of the Settlement Administration Expenses. Class Counsel shall submit this Agreement and the motion for final approval to the LWDA at the same time as they are submitted to the Court, as required by PAGA, and shall transmit the Final Order and Judgement to the LWDA, as required by PAGA.
c.If any opposition is filed to the motion for final approval and/or the motion for the Class Counsel Fees Payment, Class Counsel Litigation Expenses Payment, Class Representative Service Payments, and the PAGA Payment, then not later than five (5) court days before the Final Approval Hearing, both Parties may file a reply in support of the motion for final approval, and Plaintiffs and Class Counsel may also file a reply in support of their motion for the Class Representative Service Payment, the Class Counsel Fees Payments, and the Class Counsel Litigation Expenses Payment.
d.If the Court does not grant final approval of the Settlement or grants final approval conditioned on any material change to the Settlement (including, but not limited to, the scope of release to be granted by Participating Class Members), then the Parties shall work together in good faith to address any concerns raised by the Court and propose a revised Settlement for the Court’s approval. However, an award by the Court of a lesser amount than that sought by Plaintiffs and Class Counsel for the PAGA Payment, Class Representative Service Payments, the Class Counsel Fees Payment, or the Class Counsel Litigation Expenses Payment, will not constitute a material modification to the Settlement within the meaning of this paragraph.
e.Upon final approval of the Settlement by the Court at or after the Final Approval Hearing, the Parties will present for the Court’s approval and entry the Judgment substantially in the form attached hereto as Exhibit C. After entry of the Judgment, the Court will have continuing jurisdiction over the Actions and the Settlement solely for purposes of (i) enforcing this Agreement, (ii) addressing settlement administration matters, and (iii) addressing such post-Judgment matters as may be appropriate under court rules or applicable law.
43.Waiver of Right to Appeal. Provided that the Judgment is consistent with the terms and conditions of this Agreement, Plaintiffs and Participating Class Members who did not timely submit an objection to the Settlement, Defendant, and their respective counsel hereby waive any and all rights to appeal from the Judgment, including all rights to any post-judgment proceeding and appellate proceeding, such as, but not limited to, a motion to vacate judgment, a motion for new trial, and any extraordinary writ. The waiver of appeal does not include any waiver of the right to oppose any appeal, appellate proceedings or post-judgment proceedings. If an appeal is taken from the Judgment, the time for consummation of the Settlement (including making payments under the Settlement) will be suspended until such time as the appeal is finally resolved and the Judgment becomes Final.
44.Vacating, Reversal, or Material Modification of Judgment on Appeal or Review. If, after a notice of appeal, a petition for review, or a petition for certiorari, or any other motion, petition, or application, the reviewing Court vacates, reverses, or modifies the Judgment such that there is a material modification to the Settlement (including, but not limited to, the scope of release to be granted by Participating Class Members), and that Court’s decision is not completely reversed and the Judgment is not fully affirmed on review by a higher Court, then the Parties shall work together in good faith to address any concerns raised by the reviewing Court and propose a revised Settlement for the approval of the Court not later than fourteen days after the reviewing Court’s decision vacating, reversing, or materially modifying the Judgment becomes Final. A vacation, reversal, or modification of the Court’s award of the Class Representative Service Payments or the Class Counsel Fees Payment or Class Counsel Litigation Expenses Payment will not constitute a vacation, reversal, or material modification of the Judgment within the meaning of this paragraph, provided that Defendant’s obligation to make payments under this Settlement will remain limited by the Gross Settlement Amount.
45.Timing of Settlement Funding and Provision of Settlement Shares and Other Payments. Defendant shall fund the Gross Settlement Amount by depositing the money with the Settlement Administrator. Defendant shall fund the Gross Settlement Amount and the amount necessary to pay Defendant’s share of payroll taxes within fifteen (15) days of the Effective Date. Within fifteen (15) days after Defendant funds the Gross Settlement Amount, the Settlement Administrator will make payment of all Settlement Shares to all Participating Class Members, even if their Class Notice was undeliverable, as well as payment of Settlement Administration Expenses, the Class Counsel Fees Payment, the Class Counsel Litigation Expenses Payment, the Class Representative Service Payments and the PAGA Payment in accordance with this Agreement. Before Settlement Share checks are mailed, the Settlement Administrator shall update address information through the National Change of Address database.
46.Uncashed Settlement Share Checks. Uncashed Settlement Share Checks. A Participating Class Member or Aggrieved Employee must cash his or her Settlement Share check within 180 days after it is mailed to him or her. The expiration date of the check must be conspicuously printed on the check. If a check is returned to the Settlement Administrator or not cashed within 120 days after the last mailing, the Settlement Administrator will make all reasonable efforts to re-mail it to the affected individual at his or her correct address by use of available email addresses, phone numbers, social security numbers, credit reports, LinkedIn and Facebook. If a Participating Class Member’s or Aggrieved Employee’s check is not cashed within 120 days after its last mailing to the affected individual, the Settlement Administrator will also send the individual a notice informing him or her that unless the check is cashed in the next 60 days, it will expire and become non-negotiable, and offer to replace the check if it was lost or misplaced but not cashed. If the check remains uncashed by the expiration of the 60 day period after this notice, the funds from such uncashed checks will be paid to the California State Controller’s Unclaimed Property Fund in the name of and for the benefit of the individual who did not cash their check, a and the Participating Class Member or Aggrieved Employee will remain bound by the

Settlement, and shall look only to the State of California for recovery of such property. The Parties stipulate and agree that this provision of uncashed checks is in the best interests of the Class, within the meaning of Code of Civil Procedure section 384, as it avoid forfeiture by any Participating Class Member or Aggrieved Employees. The Parties agree that this disposition results in no "unpaid residue" within the meaning of California Code of Civil Procedure Section 384, as the entire Net Settlement Amount will be paid out to Participating Class Members or Aggrieved Employees, whether or not they all cash their Settlement Share checks.
47.Final Report by Settlement Administrator to Court. Within ten days after final disbursement of all funds from the Gross Settlement Amount, the Settlement Administrator will provide the Parties with a declaration proving a final report on the disbursements of all funds from the Gross Settlement Amount.
48.Release of Claims.
a)Participating Class Members. As of the Effective Date and upon full finding of the Gross Settlement Amount by Defendant, Defendant shall receive a release from the Participating Class Members of all Released Class Claims as defined herein, and expressly excluding all other claims, including claims for wrongful termination, unemployment insurance, disability, social security, and workers’ compensation, and claims outside of the Class Period.
The “Released Class Claims” are defined as all claims, rights, demands, liabilities, causes of action, and theories of liability of every nature and description, that were alleged against Defendant and/or any of the Released Parties, or which could have been alleged as arising from the facts asserted against them in the Complaints and/or Amended Complaints in the Actions during the Class Period. These Released Class Claims include claims for failure to pay wages for all hours worked, including overtime pay, minimum wages, premium pay, failure to pay for pre- or post-shift work, failure to pay for commute time, failure to pay wage guaranteed or wages at the agreed upon rate and/or failure to calculate wages due at the applicable statutory and/or regular rate of pay or compensation, failure to pay wages semi-monthly at designated times, failure to pay all wages due upon termination, failure to pay waiting time penalties, failure to provide and/or maintain copies of accurate itemized wage statements (or the content or lack of content of any wage statements received), failure to maintain records of hours worked and/or accurate payroll records, and/or for penalties (regardless of the recipient), failure to provide meal periods (or timing or length of any meal breaks provided), failure to provide rest periods (or timing or length of any rest breaks provided), failure to reimburse necessary business expenses, damages, interest, costs or attorneys’ fees, and violations of any local, state, federal law, common law, equity or other theory, whether for economic damages, non-economic damages, liquidated, or punitive damages, restitution, tort, contract, equitable relief, injunctive or declaratory relief, that occurred during the applicable Class Period and alleged or could have been alleged as arising out of the facts asserted in the Complaints and/or Amended Complaints in the Actions, including Released Class Claims under any common laws, contract, Fair Labor Standards Act (“FLSA”), the

California Business & Professions Code Sections 17200, et seq. (“UCL”), the UCL predicated on violations of any state and/or federal law, including the FLSA, Cal. Code of Regulations, Title 8, Sections 11000, et seq., Wage Order 4 or any other applicable Wage Order, and the California Labor Code. Notwithstanding the foregoing, the Released Class Claims do not include any individual claim under the Section 16(b) of the FLSA, 29 U.S.C. § 216(b), as to a Participating Class Member who does not opt-in to the Settlement by cashing, depositing or endorsing his or her Settlement share check, to the extent that opting-in is required to release such FLSA claims.
b)Aggrieved Employees. As of the Effective Date and upon full funding of the Gross Settlement Amount by Defendant, Defendant shall be entitled to a release from the State of California of all PAGA claims pled or could have been pled based on the factual allegations contained in in the Complaints and/or Amended Complaints filed in the Actions and the written notice(s) sent to the Labor & Workforce Development Agency pursuant to California Labor Code § 2699.3(a)(1) that occurred during the PAGA Period as to the Aggrieved Employees and excluding all PAGA claims outside of the PAGA Period (“Released PAGA Claims”). The release of the Released PAGA Claims shall be effective as to all Aggrieved Employees, regardless of whether an Aggrieved Employee submitted a request for an exclusion from the Class.
c)Plaintiffs. Plaintiffs, for themselves, their successors, assigns, agents, executors, heirs and personal representatives, spouse and attorneys, and any and all of them, voluntarily and with the advice of counsel, waive and release any and all claims, obligations, demands, actions, rights, causes of action, and liabilities against Defendant and any of the Released Parties, including, without limitation, all claims that were or could have been alleged in the written notice sent to the Labor & Workforce Development Agency pursuant to California Labor Code § 2699.3(a)(1) and the Complaints and/or Amended Complaints in the Actions under any state law, federal law, common law, equity or other theory arising in any way out of Plaintiffs’ employment with MISTRAS or any of the Released Parties. As part of these releases, Plaintiffs further release all unknown claims against Defendant and any of the Released Parties, covered by California Civil Code Section 1542, which states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Plaintiffs understand that they are each a “creditor” or “releasing party” within the meaning of California Civil Code Section 1542, and thereby that they expressly waive and relinquishes any and all rights and benefits under Section 1542 of the Civil Code of the State of California and under any statute, rule, or principle of common law or equity, of any jurisdiction, that is similar to Section 1542.
d)Class Counsel. As of the date the Defendant fully funds the Gross Settlement Amount, and except as otherwise provided by this Agreement and the Judgment, Class Counsel and any counsel associated with Class

Counsel waive any claim to costs and attorneys’ fees and expenses against Defendant arising from or related to the Actions.
49.No Effect on Other Benefits. The Settlement Shares will not result in any additional benefit payments (such as 401(k) or bonus) beyond those provided by this Agreement to Plaintiffs or Participating Class Members, and Plaintiffs and Participating Class Members will be deemed to have waived all such claims, whether known or unknown by them, as part of their release of claims under this Agreement.
50.Limitation on Public Statements About Settlement. Neither Class Counsel nor Defendant’s Counsel shall publicize the Settlement prior to the Court granting preliminary approval, other than filing documents with the Court. Plaintiffs and Class Counsel and Defendant and Defendant’s Counsel agree that they will not issue any press releases or initiate any contact with the media about the fact, amount, or terms of the Settlement. If Plaintiffs or Class Counsel or Defendant or Defendant’s Counsel receives an inquiry about the Settlement from the media, they may respond only after the Motion for Preliminary Approval has been filed and only by confirming the accurate terms of the Settlement. This provision shall not prohibit Class Counsel from communicating with Class Members after preliminary approval is granted for the sole purpose of administering the Settlement. This provision also does not limit Class Counsel from complying with ethical obligations or from posting court-filed documents on a website for viewing by Class Members after preliminary approval. Nothing in this provision shall prevent Defendant or Plaintiffs from making any required disclosures.
IV.MISCELLANEOUS TERMS
51.No Admission of Liability or Class Certification for Other Purposes.
a)Defendant and the Released Parties deny that they have engaged in any unlawful activity, have failed to comply with the law in any respect, have any liability to anyone under the claims asserted in the Actions, or that but for the Settlement a class should be certified in the Actions. This Agreement is entered into solely for the purpose of compromising highly disputed claims. Nothing in this Agreement is intended or will be construed as an admission of liability or wrongdoing by Defendant or the Released Parties, or an admission by Plaintiffs that any of the claims were non-meritorious or any defense asserted by Defendant was meritorious. This Settlement and the fact that Plaintiffs and Defendant were willing to settle the Actions will have no bearing on, and will not be admissible in connection with, any litigation (other than solely in connection with effectuating the Settlement pursuant to this Agreement). Nothing in this Agreement shall be constructed as an admission by Defendant of any liability or wrongdoing as to Plaintiffs, Class Members, or any other person, and Defendant specifically disclaim any such liability or wrongdoing. Moreover, it is not, and it should not be construed as, any admission of fact or law in this matter or any other matter that a class action is appropriate. The Parties have entered into this settlement with the intention of avoiding further disputes and litigation with the attendant inconvenience, expenses and risks. Nothing in this Agreement shall be construed as an admission by Plaintiffs that Plaintiffs’ claims do not have merit or that class action is inappropriate.

b)Whether or not the Judgment becomes Final, neither the Settlement, this Agreement, any document, statement, proceeding or conduct related to the Settlement or the Agreement, nor any reports or accounting of those matters, will be (i) construed as, offered or admitted in evidence as, received as, or deemed to be evidence for any purpose adverse to Plaintiffs or Defendant or any of the Released Parties, including, but not limited to, evidence of a presumption, concession, indication or admission by any of the Released Parties of any liability, fault, wrongdoing, omission, concession or damage; or (ii) disclosed, referred to or offered in evidence against any of the Released Parties, in any further proceeding in the Actions, or any other civil, criminal or administrative action or proceeding except for purposes of effectuating the Settlement pursuant to this Agreement.
c)This section and all other provisions of this Agreement notwithstanding, any and all provisions of this Agreement may only be admitted in evidence and otherwise used in any and all proceedings for the limited purpose of enforcing any or all terms of this Agreement or defending any claims released or barred by this Agreement.
52.Integrated Agreement. After this Agreement is signed and delivered by all Parties and their counsel, this Agreement and its exhibits will constitute the entire agreement between the Parties relating to the Settlement, and it will then be deemed that no oral representations, warranties, covenants, or inducements have been made to any Party concerning this Agreement or its exhibits other than the representations, warranties, covenants, and inducements expressly stated in this Agreement and its exhibits.
53.Attorney Authorization. Class Counsel and Defendant’s Counsel warrant and represent that they are authorized by Plaintiffs and Defendant, respectively, to take all appropriate action required or permitted to be taken by such Parties pursuant to this Agreement to effectuate its terms, and to execute any other documents required to effectuate the terms of this Agreement including any amendments to this Agreement. The Parties and their counsel will cooperate with each other and use their best efforts to effect the implementation of the Settlement. In the event the Parties are unable to reach agreement on the form or content of any document needed to implement the Agreement, or on any supplemental provisions that may become necessary to effectuate the terms of this Agreement, the Parties will seek the assistance of the mediator for resolution.
54.No Prior Assignments: The Parties represent, covenant and warrant that they have not directly or indirectly assigned, transferred, encumbered or purported to assign, transfer, or encumber to any person or entity and portion of any liability, claim, demand, action, cause of action, or right released and discharged in this Settlement.
55.No Tax Advice: Neither Class Counsel nor Defendant’s Counsel intend anything contained in this Settlement to constitute advice regarding taxes or taxability, nor shall anything in this Settlement be relied upon as such within the meaning of United States Treasury Department Circular 230 (31 CFR Part 10, as amended) or otherwise.

56.Modification of Agreement. Except as set forth in section III.J.3 hereinabove this Agreement, and any and all parts of it, may be amended, modified, changed, or waived only by an express written instrument signed by all Parties or their representatives, and approved by the Court.
57.Agreement Binding on Successors. This Agreement will be binding upon, and inure to the benefit of, the successors of each of the Parties.
58.Applicable Law. All terms and conditions of this Agreement and its exhibits will be governed by and interpreted according to the laws of the State of California.
59.Cooperation in Drafting. The Parties have cooperated in the drafting and preparation of this Agreement. This Agreement will not be construed against any Party on the basis that the Party was the drafter or participated in the drafting.
60.Fair Settlement. The Parties and their respective counsel believe and warrant that this Agreement reflects a fair, reasonable, and adequate settlement of the Actions and have arrived at this Agreement through arms-length negotiations, taking into account all relevant factors, current and potential.
61.Nullification. If the Court for any reason that cannot be cured does not finally approve this Settlement, this Agreement shall be considered null and void and the Parties to this Agreement shall stand in the same position, without prejudice, as if the Agreement had been neither entered into nor filed with the Court. Invalidation of any material portion of this Agreement shall invalidate this Agreement in its entirety unless the Parties agree in writing that the remaining provisions shall remain in full force and effect.
62.Use and Return of Documents and Data. All originals, copies, and summaries of documents and data provided to Class Counsel by Defendant in connection with the mediation or other settlement negotiations in this matter may be used only with respect to this Settlement, and no other purpose, and may not be used in any way that violates any existing contractual agreement, statute, or rule. Within thirty days after the Gross Settlement Amount is fully funded by Defendant, Class Counsel will return or destroy and confirm in writing to Defendant the destruction of all such documents and data.
63.Headings. The descriptive heading of any section or paragraph of this Agreement is inserted for convenience of reference only and does not constitute a part of this Agreement.
64.Notice. All notices, demands or other communications given under this Agreement will be in writing and deemed to have been duly given as of the third business day after mailing by United States mail, addressed as follows:
To Plaintiffs and the Class:
Norman B. Blumenthal
Kyle R. Nordrehaug
Blumenthal Nordrehaug Bhowmik De Blouw LLP
2255 Calle Clara
La Jolla, CA 92037
Tel.: (858) 551-1223

Fax: (858) 551-1232
E-Mail: norm@bamlawca.com
kyle@bamlawca.com

To Defendant:

Christina T. Tellado
Samuel J. Stone
Holland & Knight LLP
400 South Hope Street, 8th Floor
Los Angeles, CA 90071
Tel.: (213) 896-2400
Fax: (213) 896-2450
Email:    christina.tellado@hklaw.com
    sam.stone@hklaw.com

65.Execution in Counterparts. This Agreement may be executed in one or more counterparts by facsimile, electronically or email which for purposes of this Agreement shall be accepted as an original. All executed counterparts and each of them will be deemed to be one and the same instrument provided that counsel for the Parties will exchange between themselves signed counterparts. Any executed counterpart will be admissible in evidence to prove the existence and contents of this Agreement.
66.Stay of Litigation. The Parties agree that upon the execution of this Agreement the litigation shall be stayed, except to effectuate the terms of this Agreement. The Parties further agree that upon the signing of this Agreement that pursuant to CCP section 583.330 to extend the date to bring a case to trial under CCP section 583.310 for the entire period of this settlement process from the mediation with the Jeffrey Krivis on February 16, 2021 until the earlier of the Effective Date or the date this Agreement shall not longer be of any force or effect.
67.Continuing Jurisdiction. The Court shall retain continuing jurisdiction over the Actions under CCP section 664.6 to ensure the continuing implementation of this Agreement and enforcement of the Settlement until performance in full of the terms of this Settlement.

V.EXECUTION BY PARTIES AND COUNSEL
The Parties and their counsel hereby execute this Agreement.

Dated: __________        __________________________________
                Plaintiff Brenda Price

Dated: __________        __________________________________
                Plaintiff Justin Price

Dated: __________        __________________________________
Michael Keefe, Executive Vice President, General Counsel
For Defendant Mistras Group, Inc.

APPROVED AS TO FORM AND CONTENT:

Dated: __________        __________________________________
Kyle Nordrehaug
Blumenthal Nordrehaug Bhowmik De Blouw LLP
Attorney for Plaintiff

Dated: __________        __________________________________
Christina T. Tellado
Holland & Knight LLP
Attorney for Defendant

EXHIBIT A
[NOTICE OF PROPOSED SETTLEMENT OF CLASS ACTION AND HEARING DATE FOR FINAL COURT APPROVAL]

EXHIBIT B
[ORDER GRANTING PRELIMINARY APPROVAL OF THE SETTLEMENT]

EXHIBIT C
[FINAL APPROVAL ORDER AND JUDGMENT]